                                        File Pursuant to Rule 424(b)(3)
                                        Registration No. 333-37515
                                                         33-49967
PROSPECTUS SUPPLEMENT
----------------------------------
(TO PROSPECTUS DATED OCTOBER 23, 1997)

                              U.S. $1,750,000,000

                      SOUTHWESTERN BELL TELEPHONE COMPANY
                          MEDIUM-TERM NOTES, SERIES D
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                            ------------------------
    Southwestern Bell Telephone Company (the "Company") may from time to time offer its Medium-Term Notes, Series D in an aggregate principal amount (or net proceeds in the case of Notes issued at an original issue discount) of not more than U.S. $1,750,000,000 (or the equivalent thereof in one or more currencies or currency units) (the "Notes"). The aggregate principal amount of the Notes that may be issued and sold may be reduced as a result of the sale by the Company of any other series of Debt Securities. Each Note will mature nine months or more from the date of issue, as selected by the purchaser and agreed to by the Company. The Notes may be subject to redemption prior to maturity as set forth in the applicable pricing supplement ("Pricing Supplement") to this Prospectus Supplement. Each Note will be denominated in U.S. dollars or in other applicable currencies or currency units (the "Specified Currency"), including European Currency Units ("ECUs"), as set forth in the applicable Pricing Supplement.

    Each Note will be issued in fully registered form and will be represented by either a global certificate (a "Global Note") registered in the name of The Depository Trust Company (the "Depository"), or a nominee of the Depository, or a certificate issued in definitive form, as specified in the applicable Pricing Supplement. A beneficial interest in a Global Note will be exchanged for Notes in definitive form only under limited circumstances described herein. Unless otherwise specified in the applicable Pricing Supplement, Notes will be issued in minimum denominations of U.S. $1,000 and any amount in excess thereof that is an integral multiple thereof or, in the case of Notes denominated in a Specified Currency other than U.S. dollars, the authorized denominations set forth in the applicable Pricing Supplement.

    The Specified Currency, any applicable interest rate or formula, the issue price, the maturity, any interest payment dates, any redemption provisions, whether such Note is a Fixed Rate Note, a Floating Rate Note or any Indexed Note, whether such Note will be represented by a Global Note and any other terms applicable to each Note will be established by the Company at the time of offering and will be described in the applicable Pricing Supplement. Interest rates and interest rate formulas are subject to change by the Company but no change will affect any Notes already issued or as to which an offer to purchase has been accepted by the Company. Unless otherwise specified in the applicable Pricing Supplement, each Note will bear interest at a fixed rate ("Fixed Rate Note"), which may be zero in the case of certain Notes issued at a price representing a substantial discount from the principal amount payable at maturity ("Zero Coupon Note"), or at a floating rate ("Floating Rate Note") determined by reference to the Commercial Paper Rate, LIBOR, the Treasury Rate or other rate as adjusted by the Spread and/or Spread Multiplier, if any, applicable to each such Note.

    Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates, if any, for each Fixed Rate Note will be February 1 and August 1 of each year and at maturity, and for each Floating Rate Note will be as established on the date of issue of such Note and will be set forth therein and in the applicable Pricing Supplement.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY SUPPLEMENT HERETO OR THE
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==============================================================================================================================
                                         PRICE                   AGENTS' DISCOUNTS                        PROCEEDS
                                     TO PUBLIC(1)                AND COMMISSIONS(2)                 TO THE COMPANY(2)(3)
------------------------------------------------------------------------------------------------------------------------------
Per Note......................           100%                       .125%-.750%                       99.875%-99.250%
------------------------------------------------------------------------------------------------------------------------------
Total(4)......................    U.S.$1,750,000,000       U.S.$2,187,500-U.S.$13,125,000    U.S.$1,747,812,500-U.S.$1,736,875,000
==============================================================================================================================

(1) Unless otherwise specified in the applicable Pricing Supplement, the price to the public of each Note will be 100% of its principal amount.
(2) The Company will pay a commission to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated or one or more agents named in the applicable Pricing Supplement, each as Agent (individually, an "Agent," and collectively, the "Agents"), ranging from 0.125%-0.750% of the principal amount of each Note with a stated maturity of 30 years or less, depending upon its stated maturity, sold through such Agent. Commissions with respect to Notes with a stated maturity in excess of 30 years that are sold through an Agent will be negotiated between the Company and such Agent at the time of such sale. The Company may also sell Notes to an Agent, as principal, at a discount for resale to one or more purchasers either at varying prices related to prevailing market prices at the time of resale, to be determined by such Agent, or at a fixed public offering price, less a concession, such concession not to be in excess of the discount received by the Agent from the Company unless otherwise specified in the applicable Pricing Supplement. The Company has agreed to indemnify the Agents specifically named above against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting other expenses payable by the Company estimated to be approximately U.S.$300,000, including reimbursement of certain expenses of the Agents.
(4) Or the equivalent thereof in the Specified Currency.
                            ------------------------
    The Notes are being offered on a continuing basis by the Company through one or more of the Agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. The Notes may also be sold by the Company to an Agent as principal or directly to investors on its own behalf. No commission will be payable nor will a discount be allowed on any direct sales by the Company to investors. In addition, an Agent may offer Notes purchased by it as principal to other dealers. The Company does not intend to list the Notes on any securities exchange, and there can be no assurance that the maximum principal amount of the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Company or an Agent, if it solicits the offer, may reject any offer in whole or in part. See "Plan of Distribution".
                            ------------------------

MERRILL LYNCH & CO.
                         GOLDMAN, SACHS & CO.
                                                      MORGAN STANLEY DEAN WITTER
                            ------------------------
          The date of this Prospectus Supplement is October 23, 1997.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes are to be used to provide funds in connection with the repayment of long- and short-term debt and to provide funds for general corporate purposes. The short-term debt of the Company includes demand notes payable to SBC Communications Inc. ("SBC"), bearing interest at a floating rate equal to SBC's average rate for commercial paper, and was incurred to provide funds for working capital and for other general corporate purposes.

                        DESCRIPTION OF MEDIUM-TERM NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. The following description of the Notes will apply to such Notes unless otherwise specified in the applicable Pricing Supplement.

GENERAL

     The Notes are to be issued as a series of Debt Securities, limited to U.S.$1,750,000,000 aggregate principal amount, or the equivalent thereof in one or more Specified Currencies other than U.S. dollars, under the Indenture described under "Description of Debt Securities" in the accompanying Prospectus. The aggregate offering price of Notes that may be issued and sold may be reduced as a result of the sale by the Company of any other series of Debt Securities. See "Plan of Distribution". References herein to "U.S. dollars" or "U.S.$" or "$" are to the currency of the United States of America.

     The Notes will be offered on a continuing basis and will mature on any day nine months or more from the date of issue, as selected by the purchaser and agreed to by the Company, and as set forth in the applicable Pricing Supplement. Each Note will bear interest at either (a) a fixed rate, which may be zero in the case of certain Notes issued at a price representing a substantial discount from the principal amount payable at maturity, or (b) rates determined by reference to one or more Base Rates which may be adjusted by a Spread and/or Spread Multiplier (each as defined below).

     Each Note will be issued in fully registered form without coupons and will be represented by either a Global Note registered in the name of a nominee of the Depository or a certificate issued in definitive form, in each case as specified in the applicable Pricing Supplement. All Notes issued on the same day and having the same terms, including, but not limited to, the same currency, Interest Payment Dates, rate of interest, maturity and redemption provisions may be represented by a single Global Note. A beneficial interest in a Global Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its Participants (as defined below). Except under the limited circumstances described in the accompanying Prospectus under "Description of Debt Securities -- Book-Entry Securities," Book-Entry Notes will not be exchangeable for Notes in definitive form. Payments of principal, premium, if any, and interest on Notes represented by a Global Note will be made by the Company or its paying agent to the Depository or its nominee. See "Book-Entry System" herein and "Description of Debt Securities -- Book-Entry Securities" in the accompanying Prospectus.

     As used herein, "Business Day" means any day, other than a Saturday or Sunday, on which banks in The City of New York are not required or authorized by law to close and, with respect to LIBOR Notes, is also a London Banking Day. "London Banking Day" means any day on which dealings in deposits in the Index Currency (as defined below) are transacted in the London interbank market.

     Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of Notes denominated in U.S. dollars will be U.S.$1,000 and any amount in excess thereof that is an integral multiple thereof. The authorized denominations of Notes denominated in a Specified Currency other than U.S. dollars will be as set forth in the applicable Pricing Supplement.

     Interest rates on the Notes offered by the Company may differ depending upon, among other things, the aggregate principal amount of Notes purchased in any single transaction.

PAYMENT OF PRINCIPAL AND INTEREST

     Unless otherwise specified in the applicable Pricing Supplement, principal, premium, if any, and interest will be paid by the Company in U.S. dollars in the manner described in the following paragraphs, even if a Note is denominated in a Specified Currency other than U.S. dollars, unless such Note is a Currency Indexed Note (see "Currency Indexed Notes -- Payment of Principal and Interest"); provided, however, that the holder of such Note may (if such Note is denominated in a Specified Currency other than U.S. dollars and if the applicable Pricing Supplement and the Note so indicate) elect to receive all such payments in such Specified Currency (subject to certain conditions, as described under "Foreign Currency Risks -- Payment Currency") by delivery of a written request to the Company's paying agent (the "Paying Agent") in The City of New York, which must be received by the Paying Agent on or prior to the applicable Record Date (as defined below) or at least fifteen calendar days prior to maturity, as the case may be. Such election shall remain in effect unless and until changed by written notice to the Paying Agent, but the Paying Agent must receive written notice of any such change on or prior to the applicable Record Date or at least fifteen calendar days prior to maturity, as the case may be. Until the Notes are paid or payment thereof is provided for, the Company will, at all times, maintain a Paying Agent in The City of New York capable of performing the duties described herein to be performed by the Paying Agent. The Company has initially appointed The Bank of New York, New York, New York as Paying Agent. The Company will notify the holders of the Notes in accordance with the Indenture of any change in the Paying Agent or its address.

     All currency exchange costs will be borne by the Company unless any holder of a Note has made the election referred to in the preceding paragraph. In that case, each electing holder shall bear its pro rata portion of currency exchange costs, if any, by deductions from payments otherwise due to such holder.

     Unless otherwise specified in the applicable Pricing Supplement, in the case of a Note denominated in a Specified Currency other than U.S. dollars, the amount of U.S. dollar payments in respect of such Note will be determined by an agent for the Company specified in the applicable Pricing Supplement (the "Exchange Rate Agent"), based on the indicative quotation in The City of New York selected by such Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date (or, if no such rate is quoted on such date, the last date on which such rate was quoted) that yields the largest number of U.S. dollars upon conversion of the Specified Currency. Unless otherwise specified in the applicable Pricing Supplement, such selection shall be made from three recognized foreign exchange dealers in The City of New York selected by the Exchange Rate Agent and approved by the Company (one of which may be the Exchange Rate Agent) (the "Exchange Rate") for the purchase by the quoting dealer, for settlement on such payment date, of the Specified Currency for U.S. dollars. If no such bid quotations are available, payments will be made in the Specified Currency unless such Specified Currency is unavailable due to the imposition of exchange controls or to other circumstances beyond the Company's control, in which case the Company will be entitled to make payments in U.S. dollars on the basis of the noon buying rate in The City of New York for cable transfers in the Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the "Market Exchange Rate") for such Specified Currency on the second Business Day prior to such payment date. In the event such Market Exchange Rate is not then available, the Company will be entitled to make payments in U.S. dollars (i) if such Specified Currency is not a composite currency, on the basis of the most recently available Market Exchange Rate for such Specified Currency, or (ii) if such Specified Currency is a composite currency, in an amount determined by the Exchange Rate Agent to be the sum of the results obtained by multiplying the number of units of each component currency of such composite currency, as of the most recent date on which such composite currency was used, by the Market Exchange Rate for such component currency on the second Business Day prior to such payment date (or if such Market Exchange Rate is not then available, by the most recently available Market Exchange Rate for such component currency).

     Unless otherwise specified in the applicable Pricing Supplement, interest on Notes in definitive form (other than interest paid at maturity) will be paid by mailing a check to the holder at the address of such holder appearing on the security register of the Company on the applicable record date (interest on Global Notes will be paid by wire transfer to the Depository or its nominee); provided, however, that in the case of a Note issued between a Regular Record Date and the initial Interest Payment Date relating to such Regular Record Date, interest for the period beginning on the date of issue and ending on such initial Interest Payment Date shall be paid on the Interest Payment Date following the next succeeding Regular Record Date to the registered holder on the date of issue. Notwithstanding the foregoing, a holder of U.S.$10,000,000 or more in aggregate principal amount of Notes of like tenor and term (or a holder of the equivalent thereof in a Specified Currency other than U.S. dollars) shall be entitled to receive such interest payments in immediately available funds, but only if appropriate instructions have been received in writing by the Paying Agent on or prior to the applicable record date. Simultaneously with the election by any holder to receive payments in a Specified Currency other than U.S. dollars (as provided above), such holder may, if applicable, provide appropriate instructions to the Paying Agent, and all such payments will be made in immediately available funds to an account maintained by the payee with a bank located outside the United States. Unless otherwise specified in the applicable Pricing Supplement, payments of principal, premium, if any, and interest at maturity will be made to the holder on the date of maturity in immediately available funds (payable to an account maintained by the payee with a bank located outside the United States if payable in a Specified Currency other than U.S. dollars) upon surrender of the Note at the office of the Paying Agent, provided that the Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. See "Important Currency Exchange Information". The Company will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments will be borne by the holder of the Notes in respect of which such payments are made. Owners of beneficial interests in a Global Note will be paid in accordance with the Depository's and the Participant's procedures in effect from time to time as described under "Book-Entry System" herein and "Description of Debt
Securities -- Book-Entry Securities" in the accompanying Prospectus.

     Each date on which interest is payable on a Note (other than at maturity) is referred to herein as an "Interest Payment Date". Unless otherwise specified in the applicable Pricing Supplement, the Interest Payment Dates and the Regular Record Dates for Fixed Rate Notes shall be as described below under "Fixed Rate Notes". The Interest Payment Dates for Floating Rate Notes shall be as indicated in the applicable Pricing Supplement, and unless otherwise specified in the applicable Pricing Supplement, each "Regular Record Date" for a Floating Rate Note will be the fifteenth day (whether or not a Business Day) next preceding each Interest Payment Date.

     Principal and premium, if any, and interest payable at maturity or upon redemption, as the case may be, on each Note will be paid upon maturity or upon redemption, as the case may be. Payment will be made in immediately available funds against presentation of the Note at The Bank of New York, 101 Barclay Street, New York, New York 10286, Attention: Corporate Debt Operations. Interest payable at maturity or upon redemption will be payable to the person to whom the principal and premium, if any, of the Note shall be paid.

     The Pricing Supplement will indicate either that the Notes are not redeemable prior to maturity or that the Notes are redeemable at the option of the Company on or after a specified date prior to maturity at par or at prices declining from a specified premium to par after a later date, together with accrued interest to the date of redemption. The Company shall give, prior to redemption, at least 30 days' but not more than 60 days' notice to the holders of any Note that may be redeemed.

     The Notes will not be subject to any sinking fund.

     All percentages resulting from any calculation of the rate of interest on a Floating Rate Note will be rounded, if necessary, to the nearest 1/100000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

  Fixed Rate Notes

     Each Fixed Rate Note will bear interest from the date of issue at the rate per annum stated on the face thereof until the principal amount thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note (other than a Zero Coupon
Note) will be payable semi-annually on each February 1 and August 1, each an Interest Payment Date for Fixed Rate Notes, and at maturity or upon redemption, and the Regular Record Dates will be January 17 and July 17 (whether or not a Business Day), respectively. Unless otherwise specified in the applicable Pricing Supplement, interest payments for Fixed Rate Notes shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date to which interest has been paid or duly provided for (or from, and including, the date of issue if no interest has been paid or duly provided for with respect to such Fixed Rate Note) to, but excluding, the relevant Interest Payment Date or maturity date (or date of redemption), as the case may be. Interest on the Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or maturity day (or date of redemption) for any Fixed Rate Note is not a Business Day, the payment due on such day shall be made on the next succeeding Business Day and no interest shall accrue on such payment for the period from and after such Interest Payment Date or maturity date (or date of redemption).

  Floating Rate Notes

     Unless otherwise specified in the applicable Pricing Supplement, Floating Rate Notes will be issued as described below. Each Floating Rate Note will bear interest at a rate determined by reference to one or more "Base Rates" specified in the applicable Pricing Supplement, which shall be (a) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (b) LIBOR (a "LIBOR Note"), (c) the Treasury Rate (a "Treasury Rate Note") or (d) such other Base Rate or interest rate formula as is set forth in such Pricing Supplement and in such Floating Rate Note, based upon the Index Maturity (as defined below) and adjusted by a Spread and/or Spread Multiplier, if any. The "Index Maturity" is the period to maturity of the instrument or obligation from which the Base Rate is calculated. The "Spread" is the number of basis points above or below the Base Rate applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage of the Base Rate applicable to the interest rate for such Floating Rate Note.

     The applicable Pricing Supplement and the related Note will specify whether such Floating Rate Note is a "Regular Floating Rate Note" (as defined below), a "Floating Rate/Fixed Rate Note" (as defined below) or an "Inverse Floating Rate Note" (as defined below) and will also specify the Base Rate or Rates and the Spread and/or Spread Multiplier, if any, and the maximum or minimum interest rate limitation, if any, applicable to each Floating Rate Note (other than such maximum limitations as are required by law). In addition, the applicable Pricing Supplement and Note will define or specify for each Floating Rate Note the following terms, if applicable: Initial Interest Rate, Interest Reset Dates, Interest Reset Period, Regular Record Dates, Interest Payment Dates, Index Maturity, Calculation Agent, and if one or more of the specified Base Rates is LIBOR, the Index Currency and the Designated LIBOR Page (as each of these terms are defined herein).

     The interest rate borne by a Floating Rate Note will be determined as follows:

          (a) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," such Floating Rate Note will be designated a "Regular Floating Rate Note" and, except as described below or in an applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Base Rate (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date (the "Initial Interest Reset Date"), the rate at which interest on a Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the rate set forth in the applicable Pricing Supplement (the "Initial Interest Rate").

          (b) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in an applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Base Rate (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such a Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that (x) the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate and (y) the interest rate in effect from and including the Fixed Rate Commencement Date to the maturity date will be the rate specified as the Fixed Interest Rate in the applicable Pricing Supplement, or if no such rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date (in either case, the "Fixed Interest Rate").

          (c) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in an applicable Pricing Supplement, such Floating Rate Note will bear interest at a rate equal to the Fixed Interest Rate specified in the Pricing Supplement minus the rate determined by reference to the applicable Base Rate (i) plus or minus the applicable Spread, if any, and/or (ii) multiplied by the applicable Spread Multiplier, if any; provided, however, that (unless otherwise specified in the applicable Pricing Supplement) the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on an Inverse Floating Rate Note is payable, will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the Original Issue Date to the Initial Interest Reset Date will be the Initial Interest Rate.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following: (i) a maximum limit, or ceiling, on the rate of interest ("Maximum Interest Rate") which may apply during any Interest Period (as defined below); and (ii) a minimum limit, or floor, on the rate of interest ("Minimum Interest Rate") which may apply during any Interest Period. In addition to any Maximum Interest Rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by law, as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest, with certain exceptions, is 25% per annum on a simple interest basis.

     The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually, as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the "Interest Reset Date" will be (with the exception of weekly reset Treasury Rate Notes which will reset the Tuesday of each week, except as provided below), in the case of Floating Rate Notes that reset daily, each Business Day; in the case of Floating Rate Notes which reset weekly, the Wednesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of the two months of each year as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next succeeding day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

     The interest rate applicable to each Interest Reset Period commencing on an Interest Reset Date will be the rate determined by reference to the applicable Base Rate on the "Interest Determination Date". Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date with respect to an Interest Reset Date for Commercial Paper Rate Notes will be the second Business Day preceding such Interest Reset Date. The Interest Determination Date with respect to an Interest Reset Date for LIBOR Notes will be the second London Banking Day preceding such Interest Reset Date. With respect to Treasury Rate Notes, the Interest Determination Date with respect to an Interest Reset Date will be the day of the week in which the Interest Reset Date falls on which Treasury bills normally would be auctioned (Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if as a result of a legal holiday an auction is held on the Friday of the week preceding an Interest Reset Date, the related Interest Determination Date shall be such preceding Friday; and provided, further, that if an auction falls on any Interest Reset Date then the Interest Reset Date will instead be the first Business Day following such auction. Unless otherwise specified in the applicable Pricing Supplement, the Interest Determination Date pertaining to a Floating Rate Note, the interest rate of which is determined with reference to two or more Base Rates, will be the first Business Day which is at least two Business Days prior to such Interest Reset Date on which all specified Base Rates are determinable. Each Base Rate will be determined and compared on such date, and the applicable interest rate will take effect on the related Interest Reset Date.

     Each Floating Rate Note will bear interest from the date of issue at the rates determined as described below until the principal thereof is paid or otherwise made available for payment. Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year as specified in the applicable Pricing Supplement; in the case of Floating Rate Notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the Wednesday of the month specified in the applicable Pricing Supplement (each an "Interest Payment Date"), and in each case, at maturity or upon redemption. If any Interest Payment Date for any Floating Rate Note would otherwise be a day that is not a Business Day, the Interest Payment Date for such Note shall be postponed to the next day that is a Business Day, except that in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day. If any maturity date (or date of redemption) for any Floating Rate
Note is not a Business Day, the payment due on such day shall be made on the next succeeding Business Day and no interest shall accrue on such payment for the period from and after such maturity date (or date of redemption).

     Unless otherwise specified in the applicable Pricing Supplement, interest payments on any Interest Payment Date or maturity date shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid (or from, and including, the date of issue, if no interest has been paid with respect to such Floating Rate Note) to, but excluding, the Interest Payment Date or maturity date (an "Interest Period").

     With respect to a Floating Rate Note, accrued interest will be calculated by multiplying the principal amount of such Floating Rate Note by an accrued interest factor, unless otherwise specified in the applicable Pricing Supplement. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which interest is being calculated. The interest factor for each such day is computed by dividing the interest rate applicable to such day by 360 in the case of Commercial Paper Rate Notes and LIBOR Notes, or by the actual number of days in the year in the case of Treasury Rate Notes. The interest rate applicable to any day that is an Interest Reset Date is the interest rate for such date. The interest rate applicable to any other day is the interest rate for the immediately preceding Interest Reset Date (or, if none, the Initial Interest Rate, as described below).

     The applicable Pricing Supplement will specify a calculation agent (the "Calculation Agent") with respect to any issue of Floating Rate Notes. Upon the request of the Holder of any Floating Rate Note, the Trustee will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note. The Company will notify the Trustee of each determination of the interest rate applicable to any such Floating Rate Note promptly after such determination is made. The "Calculation Date" pertaining to an Interest Determination Date will be the earlier of (i) the tenth day after such Interest Determination Date or, if any such day is not a Business Day, the next succeeding Business Day or, (ii) the Business Day preceding the applicable Interest Payment Date (or date of redemption), as the case may be.

     The Initial Interest Rate will be specified in the applicable Pricing Supplement. The interest rate for each subsequent Interest Reset Date will be determined by the Calculation Agent as follows.

  Commercial Paper Rate Notes

     Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified in the Commercial Paper Rate Notes and in the applicable Pricing Supplement.

     The "Commercial Paper Rate" with respect to any Commercial Paper Interest Determination Date shall be the Money Market Yield (as defined below) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement, as such rate shall be published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), selected Interest Rates" ("H.15(519)"), or any successor publication, under the heading "Commercial Paper-Nonfinancial". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the Calculation Date, then the Commercial Paper Rate shall be the Money Market Yield on such Commercial Paper Interest Determination Date of the rate for commercial paper of the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in Composite Quotations, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rating agency; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in this sentence, the rate of interest in effect for the applicable period will be the rate of interest in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" shall be a yield calculated in accordance with the following formula:

                             D X 360
  Money Market Yield =   ---------------  X 100
                          360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

  LIBOR Notes

     LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified in the LIBOR Notes and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

          (a) With respect to an Interest Determination Date relating to a LIBOR Note or any Note whose interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (i) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Index Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following that LIBOR Interest Determination Date, that appear on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page, or

     (ii) if "LIBOR Telerate" is specified in the applicable Pricing Supplement, the rate for deposits in the Index Currency having the Index Maturity designated in the applicable Pricing Supplement commencing on the second London Banking Day immediately following that LIBOR Interest Determination Date that appears on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 A.M., London time, on that LIBOR Interest Determination Date. If fewer than two offered rates appear, or no rate appears, as applicable, LIBOR in respect of the related LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in clause (b) below.

          (b) With respect to a LIBOR Interest Determination Date on which fewer than the minimum number of offered rates appear on the applicable Designated LIBOR Page as specified in clause (a) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent (after consultation with the Company), to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity designated in the applicable Pricing Supplement, commencing on the second London Banking Day immediately following such LIBOR Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M. (or such other time specified in the applicable Pricing Supplement), in the applicable Principal Financial Center (as defined below), on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent (after consultation with the Company) for loans in the Index Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

     "Index Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the Index Currency shall be United States dollars.

     "Designated LIBOR Page" means either (a) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable Pricing Supplement, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate (and, if the United States dollar is the Index Currency, Page 3750, or any comparable page) has been specified.

     "Principal Financial Center" will generally be the capital city of the country of the specified Index Currency, except that with respect to United States dollars, and ECUs, the Principal Financial Center shall be The City of New York, and Luxembourg, respectively.

  Treasury Rate Notes

     Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if
any), specified in the Treasury Rate Notes and in the applicable Pricing Supplement.

     "Treasury Rate" with respect to any Treasury Rate Interest Determination Date will be the rate for the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the applicable Pricing Supplement as published in H.15(519) under the heading "U.S. Government Securities Treasury bills -- auction average (investment)" or, if not so published by 9:00 A.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having the Index Maturity designated in the applicable Pricing Supplement are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date or if no such auction is held for a particular week, then the Treasury Rate for such Interest Reset Date shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers in The City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity designated in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate for such Interest Determination Date will be the Treasury Rate in effect on such Interest Determination Date.

BOOK-ENTRY SYSTEM

     Upon issuance, all Fixed Rate Book-Entry Notes having the same original issuance date, interest rate, redemption provisions and stated maturity will be represented by a single Global Note and all Floating Rate Book-Entry Notes having the same interest rate formula, original issuance date, redemption provisions, Initial Interest Rate, Interest Payment Dates, Index Maturity, Spread, Spread Multiplier, Minimum Interest Rate (if any), Maximum Interest Rate (if any) and maturity will be represented by a single Global Note; provided, however, that if by reason of the foregoing, a single Global Note would exceed the maximum aggregate principal amount allowed by the Depository (as defined below) to be represented by a single Global Note, one Global Note will be issued to represent each such amount and an additional Global Note will be issued to represent the remaining principal amount. Each Global Note representing Book-Entry Notes will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or other depository, or nominee thereof (DTC or such other depository as is specified in the applicable Pricing Supplement is herein referred to as the "Depository"), and registered in the name of a nominee of the Depository. Except under the limited circumstances described in the accompanying Prospectus under "Description of Debt Securities -- Book-Entry Securities," Book-Entry Notes will not be exchangeable for Notes in definitive form.

     DTC has advised the Company and the Agents as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks, and trust companies that clear through, or maintain a custodial relationship with, a Direct Participant, either directly or indirectly. The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     A further description of the Depository's procedures with respect to Global Securities representing Book-Entry Notes is set forth in the accompanying Prospectus under "Description of Debt Securities -- Book-Entry Securities".

CURRENCY INDEXED NOTES

  General

     The Company may from time to time offer Notes ("Currency Indexed Notes") the principal amount of which payable at the maturity date is determined by reference to the rate of exchange between the currency or composite currency in which such Notes are denominated (the "Denominated Currency") and the other currency or composite currency specified as the Indexed Currency (the "Indexed Currency") in the applicable Pricing Supplement, or as determined in such other manner as may be specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, holders of Currency Indexed Notes will be entitled to receive a principal amount of such Currency Indexed Notes exceeding the amount designated as the face amount of such Currency Indexed Notes in the applicable Pricing Supplement (the "Face Amount") if, at maturity, the rate at which the Denominated Currency can be exchanged for the Indexed Currency is greater than the rate of such exchange designated as the Base Exchange Rate, expressed in units of the Indexed Currency per one unit of the Denominated Currency, in the applicable Pricing Supplement (the "Base Exchange Rate"), and will be entitled to receive a principal amount of such Currency Indexed Notes less than the Face Amount of such Currency Indexed Notes if, at maturity, the rate at which the Denominated Currency can be exchanged for the Indexed Currency is less than such Base Exchange Rate, in each case determined as described below under "Payment of Principal and Interest". Information as to the relative historical value of the applicable Denominated Currency against the applicable Indexed Currency, any exchange controls applicable to such Denominated Currency or Indexed Currency, and certain tax consequences to holders will be set forth in the applicable Pricing Supplement. See "Foreign Currency Risks".

     Unless otherwise specified in the applicable Pricing Supplement, the term "Exchange Rate Day" shall mean any day which is a Business Day in The City of New York and if the Denominated Currency or Indexed Currency is any other currency or composite currencies (other than the U.S. dollar), in the principal financial center of the country of such Denominated Currency or Indexed Currency (or, in the case of ECUs, Brussels, Belgium).

  Payment Of Principal And Interest

     Unless otherwise specified in the applicable Pricing Supplement, interest will be payable by the Company in the Denominated Currency based on the Face Amount of the Currency Indexed Notes and at the rate and times and in the manner set forth herein and in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, principal of a Currency Indexed Note will be payable by the Company in the Denominated Currency at maturity in an amount equal to the Face Amount of the Currency Indexed Note, plus or minus an amount of the Denominated Currency determined by the determination agent specified in the applicable Pricing Supplement (the "Determination Agent") by reference to the difference between the Base Exchange Rate and the rate at which the Denominated Currency can be exchanged for the Indexed Currency as determined on the second Exchange Rate Day (the "Determination Date") prior to maturity of such Currency Indexed Note by the Determination Agent based upon the arithmetic mean of the open market spot offer quotations for the Indexed Currency (spot bid quotations for the Denominated Currency) obtained by the Determination Agent from the Reference Dealers (as defined below) in The City of New York at 11:00 A.M., New York City time, on the Determination Date, for an amount of Indexed Currency equal to the Face Amount of such Currency Indexed Note multiplied by the Base Exchange Rate, with the Denominated Currency for settlement at maturity (such rate of exchange, as so determined and expressed in units of the Indexed Currency per one unit of the Denominated Currency, is hereafter referred to as the "Spot Rate"). If such quotations from the Reference Dealers are not available on the Determination Date due to circumstances beyond the control of the Company or the Determination Agent, the Spot Rate will be determined on the basis of the most recently available quotations from the Reference Dealers. The principal amount of the Currency Indexed Notes determined by the Determination Agent to be payable at maturity will be payable to the holders thereof in the manner set forth herein and in the applicable Pricing Supplement. As used herein, the term "Reference Dealers" shall mean the three banks or firms specified as such in the applicable Pricing Supplement or, if any of them shall be unwilling or unable to provide the requested quotations, such other major money center bank or banks in The City of New York selected by the Company, in consultation with the Determination Agent, to act as Reference Dealer or Dealers in replacement therefor. In the absence of manifest error, the determination by the Determination Agent of the Spot Rate and the principal amount of Currency Indexed Notes payable at maturity thereof shall be final and binding on the Company and the holders of such Currency Indexed Notes.

     Unless otherwise specified in the applicable Pricing Supplement, on the basis of the aforesaid determination by the Determination Agent and the formulas and limitations set forth below, (i) if the Base Exchange Rate equals the Spot Rate for any Currency Indexed Note, then the principal amount of such Currency Indexed Note payable at maturity would be equal to the Face Amount of such Currency Indexed Note; (ii) if the Spot Rate exceeds the Base Exchange Rate (i.e., the Denominated Currency has appreciated against the Indexed Currency during the term of the Currency Indexed Note), then the principal amount so payable would be greater than the Face Amount of such Currency Indexed Note up to an amount equal to twice the Face Amount of such Currency Indexed Note; (iii) if the Spot Rate is less than the Base Exchange Rate (i.e., the Denominated Currency has depreciated against the Indexed Currency during the term of the Currency Indexed Note) but is greater than one-half of the Base Exchange Rate, then the principal amount so payable would be less than the Face Amount of such Currency Indexed Note; and (iv) if the Spot Rate is less than or equal to one-half of the Base Exchange Rate, then the Spot Rate will be deemed to be one-half of the Base Exchange Rate and no principal amount of the Currency Indexed Note would be payable at maturity.

     Unless otherwise specified in the applicable Pricing Supplement, the formula to be used by the Determination Agent to determine the principal amount of a Currency Indexed Note payable at maturity will be as follows:

     If the Spot Rate exceeds or equals the Base Exchange Rate, the principal amount of a Currency Indexed Note payable at maturity shall equal:

                                         Spot Rate - Base Exchange Rate
Face Amount  +    (    Face Amount  X    ------------------------------  )
                                                   Spot Rate

     If the Base Exchange Rate exceeds the Spot Rate, the principal amount of a Currency Indexed Note payable at maturity (which shall, in no event, be less than zero) shall equal:

                                         Base Exchange Rate - Spot Rate
Face Amount  -    (    Face Amount  X    ------------------------------  )
                                                   Spot Rate

     Unless otherwise specified in the applicable Pricing Supplement, if the formulas set forth above are applicable to a Currency Indexed Note, the maximum principal amount payable at maturity in respect of such a Currency Indexed Note would be an amount equal to twice the Face Amount and the minimum principal amount payable would be zero.

     Unless otherwise specified in the applicable Pricing Supplement, in the event of any redemption of a Currency Indexed Note prior to its maturity, the term "maturity" used above would refer to the redemption date of such Currency Indexed Note.

  Other Indexed Notes And Certain Terms Applicable to All Indexed Notes

     The Notes may be issued as indexed notes ("Indexed Notes"), other than Currency Indexed Notes, the principal amount of which is payable at maturity and/or the interest on which may be determined by reference to the price of one or more specified commodities, to one or more equity indices or other indices or by other similar methods or formulas. The Pricing Supplement relating to such an Indexed Note will describe, as applicable, the method by which the amount of interest payable and the amount of principal payable at maturity in respect of such Indexed Note will be determined, certain special tax consequences to holders of such Notes, certain risks associated with an investment in such Notes and other information relating to such Notes.

     Unless otherwise specified in the applicable Pricing Supplement, (1) for the purpose of determining whether holders of the requisite principal amount of Debt Securities outstanding under the Indenture have made a demand or given a notice or waiver or taken any other action, the outstanding principal amount of Indexed Notes will be deemed to be the face amount thereof, and (2) in the event of an acceleration of the maturity of an Indexed Note, the principal amount payable to the holder of such Note upon acceleration will be the principal amount determined by reference to the formula by which the principal amount of such Note would be determined on the maturity date thereof, as if the date of acceleration were the maturity date.

     An investment in Notes indexed, as to principal or interest or both, to one or more values of currencies (including exchange rates between currencies), commodities or interest rate indices entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. The applicable Pricing Supplement will describe certain investment considerations that may be relevant to an investment in such Notes. See also "Foreign Currency Risks".

                    IMPORTANT CURRENCY EXCHANGE INFORMATION

     Purchasers are required to pay for Notes in the Specified Currency. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa and banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. However, each of the Agents has advised the Company as follows: If requested by a prospective purchaser of Notes denominated in a Specified Currency other than U.S. dollars, the Agent soliciting the offer to purchase intends to arrange for the conversion of U.S. dollars into such Specified Currency to enable the purchaser to pay for such Notes. Such request must be made on or before the fifth Business Day preceding the date of delivery of the Notes, or by such other date as is determined by the Agent that presents such offer to the Company. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practice. All costs of exchange will be borne by the purchasers of the Notes.

                             FOREIGN CURRENCY RISKS

GOVERNING LAW AND JUDGMENTS

     The Notes will be governed by and construed in accordance with the laws of the State of New York. Courts in the United States have not customarily rendered judgments for money damages denominated in any currency other than the U.S. dollar. The date used to determine the rate of conversion of the currency or currency unit in which the Notes are denominated into U.S. dollars would depend upon various factors, including which court renders the judgment. The Judiciary Law of the State of New York provides, however, that a state court in the State of New York rendering a judgment in an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date of the entry of the judgment.

EXCHANGE RATES AND EXCHANGE CONTROLS

     An investment in Notes that are denominated in a Specified Currency other than U.S. dollars ("Foreign Currency Notes") entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Similarly, an investment in a Currency Indexed Note entails significant risks that are not associated with a similar investment in non-Indexed Notes. Such risks include, without limitation, the possibility of significant market changes in rates of exchange between the U.S. dollar and the various foreign currencies (and, in the case of Currency Indexed Notes, the rate of exchange between the Specified Currency and the Indexed Currency for such Currency Indexed Note), the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies resulting from official redenomination with respect to a Specified Currency and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign government. Such risks generally depend on factors over which the

Company has no control, such as economic and political events and on the supply of and demand for the relevant currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been volatile and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Foreign Currency Note. Depreciation of the currency specified in a Foreign Currency Note against the U.S. dollar would result in a decrease in the effective yield of such Foreign Currency Note below its coupon rate, and in certain circumstances could result in a loss to the investor, on a U.S. dollar basis. Similarly, depreciation of the Denominated Currency with respect to a Currency Indexed Note against the applicable Indexed Currency would result in the principal amount payable with respect to such Currency Indexed Note at maturity being less than the Face Amount of such Currency Indexed Note which, in turn, would decrease the effective yield of such Currency Indexed Note below its stated interest rate and could also result in a loss to the investor. See "Description of Medium-Term Notes -- Currency Indexed Notes".

     The Notes provide that, in the event of an official redenomination of a Specified Currency, the obligations of the Company with respect to payments on Notes denominated in such Specified Currency shall, in all cases, be deemed immediately following such redenomination to provide for the payment of that amount of redenominated currency representing the amount of such obligations immediately before such redenomination. The Notes do not provide for any adjustment to any amount payable under the Notes as a result of any change in the value of a Specified Currency relative to any other currency due solely to fluctuations in exchange rates.

     Governments have imposed from time to time, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a Specified Currency at an Interest Payment Date or at maturity of a Foreign Currency Note. There can be no assurances that exchange controls will not restrict or prohibit payments of principal, premium, if any, or interest in any Specified Currency other than U.S. dollars. Even if there are no actual exchange controls, it is possible that at an Interest Payment Date or at maturity of any particular Foreign Currency Note, the Specified Currency for such Foreign Currency Note would not be available to the Company due to circumstances beyond the control of the Company. In any such event, the Company will make required payments in U.S. dollars on the basis described herein. See "Payment Currency".

     THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN NOTES DENOMINATED IN A SPECIFIED CURRENCY OTHER THAN U.S. DOLLARS OR AN INVESTMENT IN CURRENCY INDEXED NOTES, AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE INVESTORS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN A SPECIFIED CURRENCY OTHER THAN U.S. DOLLARS OR AN INVESTMENT IN CURRENCY INDEXED NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR INVESTORS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

     Unless otherwise specified in the applicable Pricing Supplement, Notes denominated in a Specified Currency other than U.S. dollars or ECUs will not be sold in or to residents of the country issuing the Specified Currency. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents, and the Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal, premium, if any, or interest on the Notes. Such persons should consult their own financial and legal advisors with regard to such matters.

     Pricing Supplements relating to Foreign Currency Notes or Currency Indexed Notes will contain information concerning historical exchange rates for the applicable Specified Currency against the U.S. dollar or other relevant currency, a description of the currency or currencies and any exchange controls affecting such currency or currencies. The information therein concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

  Payment Currency

     Except as set forth below, if payment on a Foreign Currency Note is required to be made in a foreign currency and such currency is unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, or is no longer used by the government of the country issuing such currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments due on that due date with respect to such Foreign Currency Note shall be made in U.S. dollars. The amount so payable on any date in such foreign currency shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate or as otherwise indicated in an applicable Pricing Supplement.

     If payment on a Foreign Currency Note is required to be made in ECUs and ECUs are unavailable due to the imposition of exchange controls or other circumstances beyond the Company's control, or are no longer used in the European Monetary System, all payments due on that due date with respect to such Foreign Currency Note shall be made in U.S. dollars. The amount so payable on any date in ECUs shall be converted into U.S. dollars at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which such payment is due on the following basis. The component currencies of the ECUs for this purpose (the "Components") shall be the currency amounts that were components of the ECUs as of the last date on which ECUs were used in the European Monetary System. The equivalent of ECUs in U.S. dollars shall be calculated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Exchange Rate Agent on the basis of the most recently available Market Exchange Rate, or as otherwise indicated in the applicable Pricing Supplement.

     If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies having an aggregate value on the date of division equal to the amount of the former component currency immediately before such division.

     All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion (except to the extent expressly provided herein that any determination is subject to approval by the Company) and, in the absence of manifest error, shall be conclusive for all purposes and binding on Holders of the Notes and the Exchange Rate Agent shall have no liability therefor.

                             UNITED STATES TAXATION

     Set forth below is a summary of the principal United States federal income tax consequences of ownership of Notes. It deals only with Notes held as capital assets by initial purchasers, and not with special classes of holders, such as dealers in securities or currencies, traders in securities that elect to mark to market, banks, tax-exempt organizations, life insurance companies, persons that hold Notes that are a hedge or that are hedged against currency risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the summary deals only with Notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of ownership of Notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable Pricing Supplement. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, perhaps with retroactive effect.

     Prospective purchasers of Notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under the Code and the laws of any other taxing jurisdiction, of the ownership of Notes.

UNITED STATES HOLDERS

  Payments of Interest

     Interest on a Note, whether payable in U.S. dollars or a Specified Currency other than U.S. dollars (a "foreign currency"), other than interest on a "Discount Note" that is not "qualified stated interest" (each as defined below under "Original Issue Discount -- General"), will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. A United States Holder is a beneficial owner who or that is (i) a citizen or resident of the United States,
(ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income taxation without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     If an interest payment is denominated in, or determined by reference to, a foreign currency, the amount of income recognized by a cash basis United States Holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

     An accrual basis United States Holder may determine the amount of income recognized with respect to an interest payment denominated in, or determined by reference to, a foreign currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year).

     Under the second method, the United States Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an electing accrual basis United States Holder may instead translate such accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and will be irrevocable without the consent of the Internal Revenue Service (the "Service").

     Upon receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a Note) denominated in, or determined by reference to, a foreign currency, the United States Holder will recognize ordinary income or loss measured by the difference between (x) the average exchange rate used to accrue interest income, or the exchange rate as determined under the second method described above if the United States Holder elects that method, and (y) the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

ORIGINAL ISSUE DISCOUNT

  General

     A Note, other than a Note with a term of one year or less (a "short-term Note"), will be treated as issued at an original issue discount (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its issue price is more than a "de minimis amount" (as defined below). Generally, the issue price of a Note will be the first price at which a substantial amount of Notes included in the issue of which the Note is a part is sold to other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated redemption price at maturity of a Note is the total of all payments provided by the Note that are not payments of "qualified stated interest". A qualified stated interest payment is generally any one of a series of stated interest payments on a Note that are unconditionally payable at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Note. Special rules for "Variable Rate Notes" (as defined below under "Original Issue
Discount -- Variable Rate Notes") are described below under "Original Issue Discount -- Variable Rate Notes".

     In general, if the excess of a Note's stated redemption price at maturity over its issue price is less than 1/4 of 1 percent of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the Note is not a Discount Note. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Note with de minimis original issue discount must include such de minimis original issue discount in income as stated principal payments on the Note are made. The includible amount with respect to each such payment will equal the product of the total amount of the Note's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

     United States Holders of Discount Notes having a maturity of more than one year from their date of issue must, generally, include original issue discount ("OID") in income calculated on a constant-yield method before the receipt of cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the Note. The amount of OID includible in income by a United States Holder of a Discount Note is the sum of the daily portions of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year on which the United States Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a Note may be of any length selected by the United States Holder and may vary in length over the term of the Note as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and such Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the sum of the payments of qualified stated interest on the Note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the issue price of the Note increased by (x) the amount of accrued OID for each prior accrual period and decreased by (y) the amount of any payments previously made on the Note that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the Note contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the Note (other than any payment of qualified stated interest) and
(y) the Note's adjusted issue price as of the beginning of the final accrual period.

  Acquisition Premium

     A United States Holder that purchases a Note for an amount less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (as determined above under "Original Issue Discount -- General") (any such excess being "acquisition premium") and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount" is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the United States Holder's adjusted basis in the Note immediately after its purchase over the adjusted issue price of the Note, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price.

  Market Discount

     A Note, other than a short-term Note, will be treated as purchased at a market discount (a "Market Discount Note") if (i) the amount for which a United States Holder purchased the Note is less than the Note's issue price (as determined above under "Original Issue Discount -- General") and (ii) the Note's stated redemption price at maturity or, in the case of a Discount Note, the Note's "revised issue price", exceeds the amount for which the United States Holder purchased the Note by at least 1/4 of 1 percent of such Note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Note's maturity. If such excess is not sufficient to cause the Note to be a Market Discount Note, then such excess constitutes "de minimis market discount" and such Note is not subject to the rules discussed in the following paragraphs. The Code provides that, for these purposes, the "revised issue price" of a Note generally equals its issue price, increased by the amount of any OID that has accrued on the Note.

     Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a United States Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Note. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the Service.

     Market discount on a Market Discount Note will accrue on a straight-line basis unless the United States Holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the Note with respect to which it is made and may not be revoked. A United States Holder of a Market Discount Note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

  Pre-Issuance Accrued Interest

     If (i) a portion of the initial purchase price of a Note is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the
Note is to be made within one year of the Note's issue date and (iii) the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States Holder may elect to decrease the issue price of the Note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

  Notes Subject to Contingencies Including Optional Redemption

     If a Note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the Note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the Note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in an applicable Pricing Supplement.

     Notwithstanding the general rules for determining yield and maturity in the case of Notes subject to contingencies, if the Company or the Holder has an unconditional option or options that, if exercised, would require payments to be made on the Note under an alternative payment schedule or schedules, then (i) in the case of an option or options of the Company, the Company will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the Note and (ii) in the case of an option or options of the Holder, the Holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Note. If both the Company and the Holder have options described in the preceding sentence, those rules apply to such options in the order in which they may be exercised. For purposes of those calculations, the yield on the Note is determined by using any date on which the Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the Note as the principal amount payable at maturity.

     If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of the Note is repaid as a result of the change in circumstances and solely for purposes of determining the amount and accrual of OID, the yield and maturity of the Note are redetermined by treating the Note as having been retired and reissued on the date of the change in circumstances for an amount equal to the Note's adjusted issue price on that date.

  Election to Treat All Interest as Original Issue Discount

     A United States Holder may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under the heading "Original Issue Discount -- General", with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Notes Purchased at a Premium") or acquisition premium.

     In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal its cost to the electing United States Holder, the issue date of the Note will be the date of its acquisition by the electing United States Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Service. If this election is made with respect to a Note with amortizable bond premium, then the electing United States Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing United States Holder as of the beginning of the taxable year in which the Note with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the Service.

     If the election to apply the constant-yield method to all interest on a
Note is made with respect to a Market Discount Note, the electing United States Holder will be treated as having made the election discussed above under "Original Issue Discount -- Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such United States Holder.

  Variable Rate Notes

     A "Variable Rate Note" is a Note that: (i) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (1) the product of (x) the total noncontingent principal payments, (y) the number of complete years to maturity from the issue date and (z) .015, or (2) 15 percent of the total noncontingent principal payments, and (ii) does not provide for stated interest other than stated interest compounded or paid at least annually at (1) one or more "qualified floating rates," (2) a single fixed rate and one or more qualified floating rates, (3) a single "objective rate" or (4) a single fixed rate and a single objective rate that is a "qualified inverse floating rate".

     A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

     A variable rate is a "qualified floating rate" if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated or (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than 0.65 but not more than 1.35, or (b) a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. If a Note provides for two or more qualified floating rates that (i) are within 0.25 percentage points of each other on the issue date or
(ii) can reasonably be expected to have approximately the same values throughout the term of the Note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Note or are not reasonably expected to significantly affect the yield on the Note.

     An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. An objective rate is a "qualified inverse floating rate" if (i) the rate is equal to a fixed rate minus a qualified floating rate and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. If interest on a Note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Note that do not differ by more than 0.25 percentage points or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate. Under these rules, Commercial Paper Rate Notes, LIBOR Notes and Treasury Rate Notes will generally be treated as Variable Rate Notes.

     In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the
Note is qualified stated interest and the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Note.

     If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or single objective rate and also does not provide for interest payable at a fixed rate (other than at a single fixed rate for an initial period) the amount of interest and OID accruals on the Note are generally determined by (i) determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitutes described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.

     If a Variable Rate Note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

  Short-Term Notes

     In general, an individual or other cash basis United States Holder of a short-term Note is not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be required to include any stated interest in income as the interest is received). Accrual basis United States Holders and certain other United States Holders, including banks, regulated investment companies, dealers in securities, common trust funds, United States Holders who hold Notes as part of certain identified hedging transactions, certain pass-through entities and cash basis United States Holders who so elect, are required to accrue OID on short-term Notes on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the United States Holder. In the case of a United States Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the short-term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the OID under the constant-yield method) through the date of sale or retirement. United States Holders who are not required and do not elect to accrue OID on short-term Notes will be required to defer deductions for interest on borrowings allocable to short-term Notes in an amount not exceeding the deferred income until the deferred income is realized.

     For purposes of determining the amount of OID subject to these rules, all interest payments on a short-term Note, including stated interest, are included in the short-term Note's stated redemption price at maturity.

  Foreign Currency Discount Notes

     OID for any accrual period on a Discount Note that is a Foreign Currency Note will be determined in the foreign currency and then translated into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States Holder, as described under "Payments of Interest". Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or retirement of a Note), a United States Holder may recognize ordinary income or loss.

  Notes Purchased at a Premium

     A United States Holder that purchases a Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium", in which case the amount required to be included in the United States Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. In the case of a Foreign Currency Note, amortizable bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss (taxable as ordinary income or loss) is realized measured by the difference between exchange rates at that time and at the time of the acquisition of the Notes. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, and is irrevocable without the consent of the Service. See also "Original Issue Discount -- Election to Treat All Interest as Original Issue Discount".

  Purchase, Sale and Retirement of the Notes

     A United States Holder's tax basis in a Note will generally be its U.S. dollar cost (as defined below), increased by the amount of any OID or market discount included in the United States Holder's income with respect to the Note and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the United States Holder's income with respect to the Note, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. The U.S. dollar cost of a Note purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, that are purchased by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the purchase.

     A United States Holder will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dollar value of such amount on (i) the date payment is received in the case of a cash basis United States Holder, (ii) the date of disposition in the case of an accrual basis United States Holder or (iii) in the case of Notes traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis United States Holder (or an accrual basis United States Holder that so elects), on the settlement date for the sale. Except to the extent described above under "Original Issue
Discount -- Short-Term Notes" or "Original Issue Discount -- Market Discount", described in the next succeeding paragraph, attributable to accrued but unpaid interest or subject to the general rules governing contingent payment obligations, gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

     Gain or loss recognized by a United States Holder on the sale or retirement of a Note that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

  Exchange of Amounts in Other Than U.S. Dollars

     Foreign currency received as interest on a Note or on the sale or retirement of a Note will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or retirement. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a foreign currency (including its use to purchase Notes or upon exchange for U.S. dollars) will be ordinary income or loss.

  Indexed Notes

     The applicable Pricing Supplement will contain a discussion of any special United States federal income tax rules with respect to Notes that are not subject to the rules governing Variable Rate Notes, payments on which are determined by reference to any index and other notes that are subject to the general rules governing contingent payment obligations.

UNITED STATES ALIEN HOLDERS

     For purposes of this discussion, a "United States Alien Holder" is any holder of a Note who is (i) a nonresident alien individual or (ii) a foreign corporation, partnership or estate or trust, in either case not subject to United States federal income tax on a net income basis in respect of income or gain from a Note. This discussion assumes that the Note is not subject to the rules of Section 871(h)(4)(A) of the Code (relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party).

     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:

          (i) payments of principal, premium (if any) and interest, including OID, by the Company or any of its paying agents to any holder of a Note that is a United States Alien Holder will not be subject to United States federal withholding tax if, in the case of interest or OID, (a) the beneficial owner of the Note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Note is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, that it is not a United States Holder and provides its name and address or
     (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note certifies to the Company or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

          (ii) a United States Alien Holder of a Note will not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a Note; and

          (iii) a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the Note would not have been effectively connected with a United States trade or business of the individual at the individual's death.

     Recently finalized Internal Revenue Service Treasury regulations (the "FINAL Withholding Proposed Regulations") provide alternative methods for satisfying the certification requirement described in clause (i)(c) above. The FINAL Withholding Regulations also require, in the case of Notes held by a foreign partnership, that (x) the certification described in clause (i)(c) above be provided by the partners rather than by the foreign partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule applies in the case of tiered foreign partnerships. The Proposed FINAL Withholding Regulations are generally effective for payments made after December 31, 1998.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  United States Holders

     In general, information reporting requirements will apply to payments of principal, any premium and interest on a Note and the proceeds of the sale of a Note before maturity within the United States to, and to the accrual of OID on a Discount Note with respect to, non-corporate United States Holders, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the United States Holder fails to provide an accurate taxpayer identification number or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

  United States Alien Holders

     Under current law, information reporting on Internal Revenue Service Form 1099 and backup withholding will not apply to payments of principal, premium (if any) and interest (including OID) made by the Company or a paying agent to a United States Alien Holder on a Note; provided, the certification described in clause (i)(c) under "United States Alien Holders" above is received; and provided further that the payor does not have actual knowledge that the holder is a United States person. The Company or a paying agent, however, may report (on Internal Revenue Service Form 1042S) payments of interest (including OID) on Notes. See the discussion above with respect to the rules under the FINAL Withholding Regulations.

     Payments of the proceeds from the sale by a United States Alien Holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

                              PLAN OF DISTRIBUTION

     The Notes are being offered on a continuing basis by the Company through the Agents, each of which has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. The Company will pay to an Agent a commission of 0.125% to 0.750% of the principal amount of the Notes with a stated maturity of 30 years or less, depending upon their stated maturity, sold through such Agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent will be negotiated between the Company and such Agent at the time of such sale. The Company also reserves the right to sell Notes directly to investors on its own behalf. No commission will be payable nor will a discount be allowed on any such sales. The Company may also sell Notes at a discount to an Agent, acting as principal, for resale to one or more purchasers in one or more transactions, including negotiated transactions, at varying prices related to prevailing market prices at the time of resale, to be determined by such Agent, or at a fixed public offering price, or for resale to certain securities dealers at the offering price set forth on the cover page of the applicable Pricing Supplement, less a concession, such concession not to be in excess of the discount received by the Agent from the Company unless otherwise specified in the applicable Pricing Supplement. After the initial public offering of Notes to be resold to one or more purchasers, the public offering price (in the case of Notes to be resold at a fixed public offering price), the concession and discount may be changed. Unless otherwise indicated in the applicable Pricing Supplement, when acting as principal, each Agent will be committed to take and pay for its respective principal amount of the Notes if any are taken by such Agent. The Company may, from time to time, sell Notes to or through Agents, other than those expressly named on the cover of this Prospectus Supplement, provided that the same commission rates apply as would apply to purchases under the Selling Agency Agreement, whether or not the Company and such additional Agents have agreed to be bound by the remainder of the Selling Agency Agreement.

     The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by it, in whole or in part. The Company may replace any of the Agents or appoint additional agents from time to time.

     Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended ("Securities Act"). Unless otherwise provided in the applicable Pricing Supplement, the Company has agreed to indemnify each Agent specifically named on the cover hereof against certain liabilities, including liabilities under the Securities Act, or to contribute to payments such Agent may be required to make in respect thereof. The Company has agreed to reimburse the Agents for certain of their expenses.

     Each Agent may from time to time purchase and sell Notes in the secondary market, but is not obligated to do so and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops. From time to time, each Agent may make a market in the Notes.

     From time to time, each of the Agents has provided investment banking services to the Company and SBC, as well as certain subsidiaries of SBC.

     In addition to offering Notes as described herein, Debt Securities which are medium-term notes and which may have terms substantially similar to the terms of the Notes offered hereby (but constituting one or more separate series of securities for purposes of the Indenture) may in the future be offered concurrently with the offering of the Notes on a continuing basis outside the United States (as defined under "Description of Debt Securities -- General" in the accompanying Prospectus) by the Company pursuant to an agency agreement with one or more Agents of the Company. Any Debt Securities so offered and sold pursuant to such agency agreement may reduce correspondingly the principal amount of Notes which may be offered by this Prospectus Supplement and the accompanying Prospectus.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company at December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, incorporated by reference in the accompanying Prospectus, have been audited by Ernst & Young LLP, independent accountants, as set forth in their reports thereon, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) AND THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS SUPPLEMENT (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) AND THE ACCOMPANYING PROSPECTUS. THIS PROSPECTUS SUPPLEMENT (INCLUDING THE ACCOMPANYING PRICING SUPPLEMENT) AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
           PROSPECTUS SUPPLEMENT
Use of Proceeds......................   S-2
Description of Medium-Term Notes.....   S-2
Important Currency Exchange
  Information........................  S-13
Foreign Currency Risks...............  S-13
United States Taxation...............  S-15
Plan of Distribution.................  S-24
Experts..............................  S-25
                PROSPECTUS
Available Information................     2
Incorporation of Documents by
  Reference..........................     2
The Company..........................     3
Use of Proceeds......................     3
Ratio of Earnings to Fixed Charges...     3
Description of Debt Securities.......     3
Plan of Distribution.................     9
Legal Opinions.......................    10
Experts..............................    10

======================================================

======================================================
                              U.S. $1,750,000,000

                               SOUTHWESTERN BELL
                               TELEPHONE COMPANY
                               MEDIUM-TERM NOTES,
                                    SERIES D

                               DUE NINE MONTHS OR
                            MORE FROM DATE OF ISSUE
                            ------------------------
                             PROSPECTUS SUPPLEMENT
                            ------------------------

                              MERRILL LYNCH & CO.

                              GOLDMAN, SACHS & CO.

                           MORGAN STANLEY DEAN WITTER
                                OCTOBER 23, 1997
======================================================